Division Repair/Refurbishment Agreement
                         Support Materials Organization
                             Contract Number C2-603
                                   Revision A

This Divisional Repair/Refurbishment Agreement is entered into by and between Support Materials Organization referenced as "SMO" a division of the Hewlett-Packard Company referenced as "HP", located at 8000 Foothills Boulevard, Roseville, CA 95747, and Delta Parts, Inc., referenced as "DPI", located at 3625 Cincinnati Avenue, Rocklin, CA 95677. This agreement is as follows:

The purpose of this agreement is to provide for an arrangement between HP and DPI pursuant to which DPI will provide to HP repair, refurbishment, and disassembly services and develop written processes therefor with respect to HP's personal computer, netserver, and network products.

     1.   Precedence

         1.1 The provisions of this agreement and the attached exhibits take precedence over HP's or DPI's additional or different terms and conditions, to which notice of objection is hereby given. No change or modification of any of the terms or conditions herein shall be valid or binding on either party unless in writing and signed by an authorized representative of each party.

         1.2 In the event of any conflict between the provisions of this agreement and any release or exhibit, the order of precedence is as follows:

              a) This agreement;
              b)  The exhibits to this agreement;
              c) Any instructions on the front of HP's written or electronic release;

         1.3 All instruments such as purchase orders, releases, order acceptances, confirmations, invoices and the like used in connection with this agreement shall be for the sole purpose of describing, defining or identifying products, services, quantities, prices, amounts due, delivery dates and destinations. and to this extent only are incorporated into this Agreement All of the printed or other terms on the front and reverse side of any such instrument shall be void and of no force or effect.

         1.4 All references in this agreement to "HP" shall mean only the Support Materials Organization (SMO).

2.       Notices

         2.1 Any notices sent by DPI pursuant to this agreement are to be sent to Hewlett-Packard, Support Materials Organization. 8000 Foothills Blvd., Roseville, CA 95747, and to the attention to the Account Manager.

         2.2 Releases, order information and other routine notices shall be sent to DPI at 3625 Cincinnati Avenue, Rocklin, CA 95677. All other notices shall be sent to both DPI's Rocklin, California address as well as to its headquarters at 11401 Rupp Drive, Burnsville, MN 55337.


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3.       Governing Law

         3.1 Both parties shall comply with all applicable federal, state, local and foreign laws, rules, regulations, or orders issued by any public authority having jurisdiction over their respective obligations under this agreement, and furnish to HP any information required to enable HP to comply with such laws, rules and regulations in its use of services including without limitation:

         (a) The Williams-Steiger Occupational Safety Health Act of 1970, as amended, and any rules, regulations, or order issued thereunder;
         (b) All applicable nondiscrimination requirements, including without limitation the provisions of Presidential Executive Order 11246 and the rules and regulations issued thereunder;
         (c) The Fair Labor Standards Act. as amended, including all applicable requirements of sections 6, 7 and 12 of the act and the regulations and orders of the U.S. Department of Labor issued under section 14; and
         (d) Vocational Rehabilitation Act and the Vietnam Era Veterans' Readjustment Act.

         3.2 The agreement and all rights and obligations hereunder. including matters of construction, validity, and performance, shall be governed by the laws of California without giving effect to the conflict of laws provisions thereof. As a pre-condition to bringing any action, each party shall try to settle the dispute in good faith. If that does not resolve the dispute, each party shall appoint a senior official to attempt in good faith to settle the dispute.

4.       Product and Process Scope

         This agreement covers the repair, test, refurbishment, disassembly, and packaging processes for HP Materials to the specifications supplied to DPI by HP. The processes may take place on and within HP property or in a DPI leased or owned facility that has been approved by HP. Changes in the pricing or processes associated with DPI's process location shall be reviewed and agreed to by both parties in writing prior to their implementation. While in an HP owned or leased facility and/or using HP owned or leased equipment systems, and processes, DPI shall notify HP in writing within sixty (60) days of its intent to provide services to other entities, and any such notice will be reviewed and agreed to in writing by both parties.

         4.1      Supervision
         All persons engaged in the work described in this agreement shall be subject to the direction, supervision, and control of DPI. DPI shall ensure that all persons involved in the work are appropriately skilled for that portion of the work assigned to them.

         4.2      Relationship of the Parties
         The relationship of the parties to this agreement is that of owner and independent contractor, and not that of master and servant, principle and agent, employer and employee, partners, or joint venturers.

         4.3      DPI's Employee Obligations and Assignment of Rights
         All employees of DPI are obliged and required to follow all written/verbal HP plant, safety and security rules in place while on the premises of HP. DPI shall neither assign any rights nor delegate any duties

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         under this agreement without the prior written consent of HP. DPI shall not subcontract any of the work without the prior written consent of HP; if HP consents to the use of a subcontractor, such subcontractor shall be bound to the terms and conditions of this Agreement as an agent of DPI.

         4.4      General Responsibilities
                  DPI shall:
                  (a) Be solely responsible for the means, methods, techniques, sequences, and/or results of the work and all acts and omissions of DPI's employees and agents;

                  (b) Obtain all permits required to perform the work;

                  (c) Abide by all written/verbal safety. environmental guideline, and security procedures of HP;

                  (d) Coordinate all work without unreasonable interference with HP's employees or operations in areas around the work site: and

                  (e) Proceed in good faith to comply with Presidential Order 11246 and all rules and regulations issued thereunder.

         4.5      Releases
                  (a) HP will initiate a request for refurbishment or disassembly services by issuing a purchase order to DPI specifying quantity of product and due date for project. Each purchase order will be accompanied by project specific instructions and expected material condition (good, supposed to be good, defective, or ready for resale).

                  (b) Repair services will be triggered by demand shown on the Real-time Production Scheduling (RPS) on-line report or subsequent replacement reports. DPI will process repairs based upon the demand and availability of defective material.

5.       Term

         5.1 This shall be a forty eight (48) month agreement for the period of February 20, 1996 to February 28, 2000, inclusive. Either party may, at any time, except as stated in section 22, on or after the first anniversary of the commencement date, terminate this agreement in writing upon one hundred twenty (120) days prior written notice. If no such notice is given, this agreement will expire on February 28, 2000. In such event, HP shall be liable only for payment in accordance with the provisions of this agreement for work performed prior to the effective date of termination, and DPI shall deliver to HP all work completed or in progress up to the date of termination. In the event DPI terminates this agreement, HP may require that DPI complete work in progress; such complete work shall be subject to approval by HP before payment is made.

         5.2 Upon the expiration of the original 48-month term of this Agreement or of any extension hereof, or upon an earlier termination of this Agreement by HP as provided above, the parties recognize that DPI will incur costs for canceling or fulfilling agreements, commitments, or contracts and will have continuing obligations that it cannot satisfy out of revenues theretofore provided by HP under this Agreement. It is the

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         intention of the parties that HP shall pay or reimburse to DPI such costs and shall assume or satisfy such obligations. Such costs and obligations are hereinafter referred to each as an "Obligation" and collectively as "Obligations."

         5.3 Without limiting the generality of Section 5.2, upon such expiration or early termination, HP shall assume DPI's then remaining Obligations under any lease or leases on any facility or facilities being used (in whole or in part) by DPI to provide services to HP (to the extent DPI vacates the same), and shall pay, or reimburse to DPI, as the case may be, the out-of-pocket costs actually incurred or payable by DPI for canceling or fulfilling any other Obligations to the extent they extend beyond the date of such expiration or early termination.

         5.4 In the event of a termination by notice as provided above, or in the event that HP gives DPI advance notice that it will not renew or extend this Agreement upon its expiration, DPI will use commercially reasonable efforts to cancel any Obligations with respect to any period after such termination or expiration in a manner designed to minimize the cost of such Obligations to be paid or assumed by HP.

         5.5 No Obligation incurred by DPI, except for Obligations incurred in the normal and ordinary course of its day-to-day business shall be paid, reimbursed or assumed by HP unless such Obligation was approved by HP in advance. However, DPI shall obtain HP's prior consent and approval before entering into any real estate lease, any obligation to pay for real estate leasehold improvements, any single equipment lease with annual lease payments in excess of $6,000. or any single purchase commitment for delivery of goods or services over greater than a twelve
         (12) month period.

6.       Pricing

         The price for repair, testing, refurbishment, disassembly, and packaging shall be in U. S. dollars, unless otherwise stated, and shall remain in effect during the Term as defined in section 5. Prices and volumes will be reviewed two times per year. Price changes must be agreed to by both HP and DPI.

         6.1      Payment
         Payment by HP for services shall be net fifteen (15) days, after receipt by HP of an appropriate invoice from DPI.

         6.2      Costing Data
         DPI agrees to help HP understand DPI's costs. DPI further agrees to disclose the cost components of its repair, testing, refurbishment. disassembly, and packaging processes with the intent of reducing overall costs. HP agrees to provide assistance and information necessary to enable DPI to reduce its costs with the understanding that such cost savings shall be shared with HP. DPI and HP may enter into a DPI employee incentive program (gain sharing) at some future date.

         6.3      Profit Margin
         Refer to Exhibit IV, Compensation.

7.       Compensation



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         7.1      Rates
         Refer to Exhibit IV, Compensation.

         7.2      List of Personnel
         Prior to the start of work and subsequently as personnel are added, DPI shall maintain a list of all current employees who perform or who are expected to perform any portion of the work. This list shall state the names and classifications of each employee and will be provided to HP monthly. Upon termination of any employee DPI will inform HP and take all necessary actions to remove that person's ability to access DPI or HP property or information.

         7.3      Limit on Compensation and Expenses
         HP's compensation to DPI will not exceed the total expenditure by DPI for all previously approved expenses, including all labor for value-added services with a 12% (twelve percent) profit and operating expenses at cost over a six month period. For value-added services, compensation will be based upon a maximum hourly rate determined quarterly. Any expenditures for capital or operating equipment and labor services for non-value added processes that exceed $2000 will be reviewed by HP prior to DPI committing funds for said equipment or labor services.

8.       Invoice Processing

         HP's invoicing guidelines shall be followed as stated in Exhibit III.

9.       Delivery and Performance

         DPI commits to repairing, testing, refurbishment, disassembly. and packaging assemblies within the time frame defined in Exhibit 1. If DPI consistently fails to meet these requirements, HP shall so inform DPI in writing, and if DPI is unable to remedy the problem within sixty
         (60) days, HP may in addition to any other rights it may have, terminate this agreement without further liability, except as noted in sections 5.2 and 5 3.

10.      Supplier Status Reports

         10.1 Upon reasonable request from HP, DPI shall furnish information concerning its financial status (i.e.; balance sheet, income statement, and statement of cash flows) to HP. A copy of all public filings (SEC 10K's and annual reports) will be provided to HP when they are provided to the public.

         10.2 On a weekly basis, written reports of the cumulative quantities of materials processed or in process will be provided to the HP Account Manager. Such reports shall be submitted on a form agreed upon by HP and DPI, and shall be returned to HP in accordance with the mutually agreed upon reporting schedule.

11.      DPI Access to HP Proprietary Databases and Documentation

         DPI will have access to HP confidential and proprietary databases and documentation which is necessary for the successful completion of work under this agreement. DPI will not disclose any information derived from such databases and documentation to any source external to HP, including other Hewlett-Packard



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         Company entities or to anyone other than those employees of DPI who are directly involved in the processes being performed under this agreement.

12.      Inspection

         HP shall have the right to physically inspect at will, during normal business hours, the repair, testing, refurbishment, disassembly, and packaging processes being performed by DPI. HP shall also have the right to perform audits and processes to ensure that inventory. quality, process, and business controls are maintained and as to DPI's compliance to pre-established Electro Static Discharge (ESD) handling procedures. HP's inspection may be for any purpose reasonably related to this agreement, including without limitation to ensure DPI's compliance with HP's quality requirements, referenced in Exhibit II. If requested to do so, DPI will use commercially reasonable efforts to extend HP inspection rights to any vendor or supplier of DPI.

13.      HP Property

         13.1 DPI shall ensure that its employees do not remove any HP Property from the work premises without HP's written permission. Upon the request of HP, DPI shall return any HP Property to HP. Upon the departure of a DPI employee, DPI shall ensure that such employee has returned all HP Property to DPI. In the event DPI is unable to secure the return of HP's Property from a departing DPI employee, DPI shall be responsible for making diligent efforts to effect the return of the item and for reimbursing HP for the value of the HP Property should it not be returned or replaced within a reasonable time period not to exceed sixty (60) days after the employee's termination date.

         13.2 Any work product directly created for and funded by HP in the course of performing services under this agreement (including, for example, reports) shall be the property of HP and HP shall have the sole right to use, sell, license, publish or otherwise disseminate or transfer rights of such work product. As long as this contract is in effect DPI will have the right to use the work product in its performance of this contract.

         13.3 DPI will be diligent in its efforts to protect HP Property (such as products for repair, disassembly or refurbishment, component inventory, tools and test equipment) in the care, custody, and control of DPI from theft by DPI's agents, employees and subcontractors for from any event due to DPI's negligence. If loss beyond $500 per incident occurs, DPI will be liable for reimbursing HP for such loss. The funds for reimbursement to HP will be fully funded by DPI. HP agrees to limit DPI's liability to HP for loss of real and personal property and consequential damages to a maximum of $1,000,000 per occurrence.

         13.4 DPI shall provide all security posting instructions to HP and updates of any changes. DPI will also insure that HP is notified of all security breaches though the incident report process.



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14.      Tooling / Equipment

         14.1 All designs, materials and equipment finished to DPI by HP or paid for by HP in connection with this agreement (collectively "HP Property") shall:
              a) Be clearly marked or tagged as property of HP;
              b) Be subject to inspection by HP at any time during normal business hours;
              c)  Be used only in filling releases from HP;
              d) Be kept reasonably separate from other materials, tools, or property of DPI or held by DPI;
              e) Not he modified in any manner by DPI without prior agreement by HP;
              f)  Have periodic maintenance performed by DPI; and
              g) Be kept free of liens and encumbrances which may arise due to actions of DPI.

         14.2 In the event HP is willing to release any equipment or tools for DPI's use during this agreement, the parties shall execute a separate Equipment Loan Agreement.

         14.3 DPI agrees that persons operating HP Property will be fully trained in the proper use thereof. DPI hereby releases HP of all liability arising out of the misuse, or damage caused by DPI or DPI's agents to HP equipment or tools.

15.      Insurance

         During the term and at all times that DPI performs services for HP, DPI shall maintain in full force and effect, at DPI's expense, the following minimum insurance coverages.

         15.1     Workers' Compensation and Employer's Liability Insurance.

         Workers' Compensation insurance shall be provided as required by law or regulation.

         Employer's Liability insurance shall be provided in amounts not less than $500,000 per accident for bodily injury by accident, $500,000 policy limit by disease, and $500,000 per employee for bodily injury by disease.

         15.2     General Liability Insurance

         DPI shall carry either comprehensive general liability insurance or commercial general Liability insurance with limits of liability and coverage as indicated below:

         (a)      Premises, operations, and equipment;
         (b)      Products and completed operations;
         (c)      Contractual liability;
         (d)      Bodily injury Liability;
         (e)      Personal injury liability.

         Comprehensive general liability policy limits shall be not less than combined single limits of $1,000,000 per occurrence and general aggregate of $2,000,000.

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         Commercial general liability (occurrence) policy limits shall not be less than $1,000,000 per occurrence (combined single limit for bodily injury and property damage), $1,000,000 for personal injury liability, $1,000,000 aggregate for products and completed operations, and $2,000,000 general aggregate.

         Except with respect to products and completed operations coverage, the aggregate limits shall apply separately to DPI's services under this agreement.

         Such policies shall name HP, its officers, directors and employees as Additional Insureds and shall stipulate that the insurance offered Additional Insureds shall apply as primary insurance and that no other insurance carried by any of them shall be called upon to contribute to a loss covered thereunder. Such policies shall not be construed to imply that DPI offers insurance to or on behalf of HP employees. During the Term and at all times that DPI performs services for HP, DPI shall maintain in full force and effect, at DPI's own expense, insurance coverage to include

         If "claims made" policies are provided, DPI shall maintain such policies without endangering aggregate limits at the above stated minimums, for at least five years after the expiration of the term.

         15.3     Automobile Liability Insurance

         DPI shall carry bodily injury, property damage, and automobile contractual liability coverage for owned, hired. and non-owned autos with a combined single limit of liability for each accident of not less than $1,000,000.

         15.4     Fidelity / Crime Bond

         DPI will be covered by Fidelity Insurance or Commercial Crime Bond as respects DPI's agents, employees, and subcontractors performing under this Agreement with blanket limits of at least $1,000,000 per occurrence.

         15.5     Certificate of Insurance

         Certificates of Insurance evidencing the required coverage and limits shall be furnished to HP before any services are commenced hereunder and shall provide that there will be no cancellation or reduction of coverage without thirty (30) days prior written notice to HP. All insurance policies shall be written by a company authorized to do business in the state where the services are rendered. DPI shall furnish copies of any endorsements subsequently issued which amend coverage or limits.

16.      Indemnification

         16.1 HP, as one party, and DPI, as another party (as the case may be, the "Indemnifying Party"), shall defend, indemnify and hold harmless the other party (as the case may be, the "Benefited Party") from and against any and all claims, losses, demands, attorney fees, damages, liabilities, costs, expenses, obligations, causes of action or suits;

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                  (a) For damage or injury (including death) to any person
                  (including employees) or damage to or loss of any property arising out of or resulting from any negligent act or omission by the Indemnifying Party or its employees or agents (provided, however, where both parties are negligent, liability shall be apportioned between the parties based upon the relative negligence of each);

                  (b) Arising out of labor, materials, services or supplies furnished by the Indemnifying Party, or its subcontractor(s) (it being understood that DPI shall be responsible to HP, relating to any such defective DPI work performed as a subcontractor for HP) and from all laborer's, materialmen's or mechanics liens arising from work performed by or for the Indemnifying Party;

                  (c) Arising out of or resulting from breach by the Indemnifying Party of its obligations under this agreement: and

                  (d) Arising out of or relating to a failure by the Indemnifying party to comply with any applicable federal, state or local law, regulation, order, judgment or decree.

                  (e) From any claims by a third party of infringement of intellectual properties resulting from the acts of indemnifying party pursuant to this agreement, provided that the other party

                      (1) gives the indemnifying party prompt notice of any such claims,
                      (2) renders reasonable assistance to the indemnifying
                          party thereon, and
                      (3) permits the indemnifying party to direct the defense
                          or settlement of such claims This indemnification shall not include any consequential damages sustained by the other party as result of any such third party claims.

         16.2 The Indemnifying Party shall promptly notify the Benefited Party in writing of any matter as to which the above indemnification obligation relates.

         16.3 The Benefited Party shall promptly, and in all events within sixty
         (60) days of obtaining actual knowledge thereof, notify the Indemnifying Party of the existence of any claim, demand, or other matter requiring a defense to which the Indemnifying Party's obligations under this section 16 would apply. The Benefited Party shall give the Indemnifying Party a reasonable opportunity to defend the claim, demand or matter at the Indemnifying Party's own expense and with counsel selected by the Indemnifying Party and satisfactory to the Benefited Party; provided that the Benefited Party shall at all times also have the right to fully participate in the defense at its own expense. Any such claim, demand or other matter shall not be settled or compromised without the consent of the Benefited Party; provided, however, if the Benefited Party does not consent to such settlement or compromise, such claim, demand or other matter shall not be settled or compromised, but the Indemnifying Party's obligation to indemnify with respect hereto shall be limited to the amount for which such claim, demand, or other matter could have been settled or compromised, together with the cost of defense through the date such matter could have been settled or compromised. If the Indemnifying Party shall, within a reasonable time after the receipt of the notice, fail to defend, the Benefited Party shall have the right, but not the obligation, to undertake the defense, and to compromise or settle, exercising reasonable business judgment, the claim, demand or other matter on behalf, for the account and at the risk of the Indemnifying Party. If the claim is one that cannot by its nature



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         he defended solely by the Indemnifying Party (including, without limitation, any federal or state proceeding) the Benefited Party shall make available, or cause to be made available, all information and assistance that the Indemnifying Party may reasonably request.

17.      Packaging

         Product packaging for Finished Goods Inventory (FGI) material shall be in accordance with the SMO packaging guidelines part number 5181-1981. For Hardware Recycling Organization (HRO) material packaging will be specified by project.

18.      Cancellation

         HP may postpone, decrease, or cancel any release by verbal notice to DPI if business needs dictate. If DPI incurs expenses due to a cancellation or to any changes that are not covered by a current purchase order, DPI and HP will mutually agree to the compensation DPI will receive.

19.      Proprietary Rights

         19.1 DPI shall use commercially reasonable efforts to ensure that its employees respect and protect HP's proprietary rights in connection with the services performed.

              (a) DPI shall use commercially reasonable efforts to ensure that its employees agree not to make any unauthorized use or disclosure, during or subsequent to their employment by DPI, of any knowledge or information of any unpublished confidential or proprietary nature respecting HP's inventions, designs, process or methods, systems, improvements, trade secrets or other private or confidential matter of HP to which DPI's employees are exposed, or observe or which is generated or otherwise acquired by them during their employment by DPI.

              (b) Any HP confidential information received by DPI s employees shall be held in trust and confidence by them and DPI, and shall not be disclosed without the prior written consent of HP.

              (c) DPI warrants and represents that it has, through agreements with its employees or otherwise, the right and power to effect the foregoing obligations.

              (d) DPI shall not make or use any copies, synopses, or summaries of oral or written material, photographs or any other documentation or information made available or supplied by HP to DPI. unless authorized in writing by HP, except as necessary to perform work under this agreement.

         19.2 HP retains all rights and remedies afforded it under the patent and other laws of the United States and the states thereof which are designed to protect property or confidential information.

         19.3 DPI will protect HP's processes and knowledge transferred from being used in a competitive nature in repairing, disassembling, or refurbishing HP products for other customers. Services under this clause include repair, refurbishment, or disassembly processes of HP products for customers other than HP that have been learned through the services DPI is providing to HP in California and subsequent locations. This



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         clause does not include services that DPI has developed solely in their operations in Minneapolis, Minnesota to service HP products.

20.      Confidential Information

         20.1 The provisions of Sections 11, 13, 19 and 20 of this agreement serve as the Confidential Disclosure Agreement between DPI and HP.

         20.2 DPI shall not disclose to any person or entity, except as necessary to perform work under this agreement, any confidential information of HP, whether written or oral, which DPI may obtain from HP or otherwise, discover. As used in this article, the term "confidential information" shall include, without limitation:

         o All information or data concerning or related to HP products (including the discovery, invention, research, improvement, development, manufacture, or sale of HP products) or business operations (including sales costs, profits, pricing methods, organizations, employee or customer lists, and processes);

         o All forecasts for production, support, or service requirements submitted by HP pursuant to this agreement, whether oral, written, or communicated in computer-readable format; and

         o    All other HP property of a confidential nature.

         20.3 DPI shall maintain all confidential information in strict confidence. DPI shall take all reasonable steps to ensure that no unauthorized person or entity has access to confidential information, and that all authorized persons having access to confidential information refrain from any unauthorized disclosure. DPI shall maintain a signed copy of DPI's "Invention and Non-Disclosure Letter Agreement", attached as Exhibit V, for each person employed for work pertaining to this agreement.

         20.4 The provisions of sections 11, 13, 19 and 20 shall not apply to any information that:

         o    Is rightfully known to DPI prior to disclosure by HP;
         o Is rightfully obtained by DPI from any third-party without any obligation of confidentiality;
         o    Is made available by HP to the public without restrictions;
         o    Is disclosed by DPI with the prior written approval of HP;
         o Is independently developed by DPI; or o Is required to be disclosed by court order or any judicial or administrative procedure.

         20.5 HP shall provide any proprietary or non-proprietary documentation to DPI regarding the products deemed necessary by HP to service and support the products, including but not limited to schematics, material lists and engineering change orders.

21.      Contingencies



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         21.1 DPI shall not be liable for any delay in performance under this agreement caused by an act of God or any other cause beyond DPI's control and without DPI's fault or negligence (collectively "delaying cause"). DPI shall, in the event of a delaying cause, immediately give notice to HP of that cause.

         21.2 In the event of a delaying cause, HP may elect to suspend the agreement in whole or in part for the duration of the delaying cause.

22.      Default

         22.1 If either party fails to perform or breaches any material provision of this agreement, and if the damaged party provides written notice to the offending party of such failure to perform or breach and if the offending party fails to provide a written response within ten
         (10) days from receipt of the damaged party's written notice, and fails to cure the failure to perform or the breach within sixty (60) days, from the receipt of such written notice, then the damaged party may, except as otherwise prohibited by the United States Bankruptcy laws, terminate the whole or any part of this agreement. Further, if voluntary bankruptcy proceedings are instituted against DPI and not discharged within sixty (60) days, HP may, except as otherwise prohibited by United States Bankruptcy laws, terminate the whole or any part of the agreement.

         22.2 In the event that HP terminates this agreement in whole or in part as provided in Section 22.1 above, HP may procure, upon such terms and in such manner as HP deems appropriate, services similar to the services as to which this agreement is terminated. DPI shall reimburse HP upon demand for all additional costs incurred by HP in purchasing such similar services.

         22.3 The rights and remedies granted to the parties pursuant to this agreement are in addition to. and shall not be deemed to limit or affect, any other rights or remedies available at law or in equity.

23.      Miscellaneous

         Unless otherwise stated all references to "days" shall mean calendar days.

24.      Exhibits Attached

         All exhibits attached to this agreement shall be deemed a part of this agreement and incorporated herein. Terms which are defined in this agreement, and used in any exhibit, have the same meaning in the exhibit as in the agreement.

         The following exhibits are hereby made a part of this agreement:

         Exhibit I         Purchased Product Provisions

         Exhibit II        Special Quality Provisions

         Exhibit III       Invoicing / HP Part Return Billing Process

         Exhibit IV        Compensation

         Exhibit V         DPI Invention and Non-Disclosure Letter Agreement

This agreement, including all exhibits, is approved and agreed to by:

         Hewlett-Packard Company - SMO         Delta Parts, Inc.
         -----------------------------         ----------------

         Name:  Rick Oliveira                  Name: Mike Cibulka

         Title:  SMO Manufacturing Manager     Title:  President


         Signature: /s/ Rick Oliveira          Signature: /s/ Mike Cibulka
                    -----------------------               ---------------------

         Date Signed: _____________________    Dated Signed: __________________

                                    Exhibit I
                          Purchased Product Provisions

1.       Quality

         1.1 DPI warrants that all work and resulting material shipped to HP shall:

                  a) Be in conformance with HP's Quality Workmanship Standards, and HP's Packaging Standards;

                  b) Conform to the specified requirements for all releases;

                  c) Be processed by DPI or by companies authorized by DPI under
                     DPI s direction and HP's prior approval.

         1.2 DPI shall designate an appropriate technical person as the principle technical contact on repair, test, refurbishment, disassembly, and packaging issues, should support be needed.

2.       Shipment/Delivery

         2.1 Upon request from HP, DPI shall use commercially reasonable efforts to accommodate fluctuations in HP's production schedule which includes expediting, pull-in and/or push outs. Any/all charges for this service will be negotiated and mutually agreed upon.

         2.2 If requested by HP, DPI will provide emergency delivery service ("Hotline Service") during normal business hours. DPI will make diligent efforts to meet HP's customer requirements during the same day and not-to-exceed twenty-four (24) hours of the original request. HP will pay a negotiated and mutually agreed upon service charge provided there are no past due orders.

         2.3 All products processed for the Hardware Recycling Organization
         (HRO) will follow the specific instructions for that project.

         2.4 DPI shall, for any proposed variances in completing work schedules, give HP no less than twenty-four (24) hours advance notice. This notice will be accompanied by a mutually agreed upon recovery plan describing corrective actions necessary, a proposed completion plan, and a "recovery date". If DPI's completions are less than seventy (70%) percent on time, a corrective action meeting will be arranged by HP, at a mutual place and time, with the appropriate representatives of both parties. During HP's consideration of any proposed variance, DPI shall use commercially reasonable efforts to continue to ship products released according to the then agreed upon lead time.

         2.5 Material for repair will be processed in accordance with the procedure / instructions for the Real-Time Production Scheduling Report. IF DPI is unable to provide material volumes in accordance with the plan they will notify the appropriate HP buyer within twelve (12) hours.

                                   Exhibit II
                           Special Quality Provisions

1.       Purpose

         The purpose of these Special Quality Provisions is to establish an understanding and agreement between HP and DPI regarding Shipping Inspection, Ship To Stock (STS), and Reliability Programs.

2.       Requirements

         2.1 DPI shall initially inspect a percentage of their finished product at the shipping inspection area until Ship to Stock (STS) yields are achieved. STS yields are defined to be a minimum of ninety nine percent (99%), allowing a maximum of one percent for both major or minor defects. Major defects are specification violations that HP believes will result in a customer complaint upon installation. A minor defect is a specification violation of a lesser nature which may not result in a customer complaint. HP shall tabulate and present all specification violations to DPI as a major portion of the general Supplier profile. Profile information will be utilized as a means to generate continuous improvement.

         2.2 HP shall return rejected units to DPI for analysis, corrective action, and repair. HP expects that STS quality will be attained within one hundred twenty (120) days of first production receipts.

         2.3 Upon request, DPI shall supply HP with monthly analysis data and corrective action reports. Failures categorized by HP as high priority require such reports in forty-eight (48) hours.

         2.4 A rejected unit is defined to be a unit that does not meet the agreed upon specified requirement.

         2.5 If units are rejected due to gross negligence by DPI then all rework costs for those units will he at DPI's expense.

         2.6 HP reserves the right to exercise "MIL STD 105D Sampling Plan" or other mutually agreed quality verification program as a means of verifying the ninety-nine (99%) percent shipping inspection yield at DPI.

3.       Supplier Responsibility

         3.1 DPI shall strive to ship defect-free material as measured at Shipping Inspection at DPI.

         3.2 DPI shall analyze all units returned by HP, and document timely corrective action instituted to prevent any further rejects. For all corrective action, DPI shall provide HP with written analysis, results, and implementation date.

         3.3 DPI shall be Electro-Static Discharge (ESD) compliant as defined by HP.

         3.4 DPI shall document all failed units and lots. This documentation will be provided to HP upon request.

4.       HP Responsibility

         4.1 HP shall provide written specifications for DPI to utilize within their processes that will be used for measuring their compliance with this exhibit.

         4.2 HP shall inform DPI of any customer complaints that are due to DPI's processing of product under this agreement.

         4.3 HP shall, as instructed by DPI, arrange to ship defective units or lots to the appropriate DPI facility.

                                   Exhibit III
                   Invoicing / HP Part Return Billing Process

1.       Invoicing

         1.1 DPI is required to generate an invoice twice monthly. One invoice shall cover the first through the fifteenth day of the month. The second shall cover the sixteenth day of the month through the month's end. Each invoice will reference the purchase order number for the appropriate work and time frame. All invoices are to be sent to the HP Account Manager for review and approval prior to mailing to the following address:

         Hewlett-Packard Company
         Financial Service Center
         PO Box 2810
         Colorado Springs, CO 80901-2810

         The HP Account manager will review all invoices within two (2) working days of receipt. If DPI has not received a response from HP on the approval of the invoices within the two (2) working days they may process the invoices for payment. If discrepancies are discovered, DPI and HP will provide diligent efforts to resolve the discrepancies in a timely manner.

         1.2 DPI shall send all invoices to HP within thirty (30) days of completion of work. Any open invoices that DPI has not sent for payment within ninety (90) days of completion of work require approval by the HP Account Manager prior to submittal for payment.

2.       Defective Material Processing

         Upon notification of defective material in HP's FGI stock, that was repaired by DPI, DPI will rework the material in accordance with the original specifications. If the defective material is due to DPI's gross negligence, DPI will incur the costs thereof and not bill HP. Under all other circumstances HP and DPI will mutually agree as to the compensation to DPI for the rework.

3.       Supplier Account Status Report

         Upon request from HP, DPI shall furnish HP with a statement detailing the outstanding invoices issued to HP.

                                   Exhibit IV
                                  Compensation

Area                       Process for Determining Payment

Repair -
April & May 1996           Actual Costs for all labor and expenses incurred. No
                           profit to be added.

--------------------------------------------------------------------------------
June 1, 1996 -             12 % profit margin applied to value-added labor rates
May 31, 1997               Value-added labor is composed of direct labor.
                           engineering labor, and direct administrative labor.
                           Additional labor and expenses will be passed through at cost. Billing will be based upon actual expenses incurred.

--------------------------------------------------------------------------------
June 1 1997 -              12 % profit margin applied to value-added labor rates
duration                   Value-added labor is composed of: direct labor,
                           engineering labor, and direct administrative labor.
                           Additional labor and expenses will be passed through at cost.

                           On a quarterly basis HP and DPI will agree to a labor rate which will cover all DPI expenses for the California facility that is operated for HP. This labor rate will be applied to the standard time established for each product being repaired. Billing will he based upon the number of pieces of each assembly flowed into FGI at HP. On a monthly basis all expenses incurred by DPI will be mutually reviewed to ensure that the proper profit has been earned by DPI. In the event of over or under recovery by DPI, a mutual agreement will be reached as to disposition of such funds.

--------------------------------------------------------------------------------
Disassembly, Test          Prior to the beginning of each project, a time
and Refurbishment          estimate for processing a single unit will be
                           established. This time estimate will he
                           applied to an appropriate hourly rate that has been
                           mutually determined by HP and DPI on a quarterly
                           basis. Billing will be based upon the number of items
                           processed for the specific project. On a quarterly
                           basis all expenses incurred by DPI will be mutually
                           reviewed to ensure that the proper profit has been
                           earned by DPI. In the event of over or under recovery
                           by DPI, a mutual agreement will be reached as to
                           disposition of such funds.
--------------------------------------------------------------------------------
Process Development        DPI is to estimate labor costs for process
(Labor Services)           development so HP can select certain options.
                           Labor will include a 12% profit margin.
                           Options:
                           1. Charge costs to a special account number for process development and include with monthly invoices as noted above (similar to training and meetings), or
                           2. Spread costs over a number of months, or
                           3. Recover costs in a lump sum payment following the start up.

--------------------------------------------------------------------------------
Start Up or Process        DPI to estimate start up costs for process
Development Costs          development so HP can select certain options.
(Equipment, Tooking        No profit margin on start up costs or equipment.
and Test Equipment)        Options:
                           1. Spread costs over certain number of months and keep within HP's fiscal year to avoid a carry over, or
                           2. Recover costs in a lump sum payment following the start up.

--------------------------------------------------------------------------------
Repair Material,           HP has certain options.
Packaging Material         1.  No DPI risk if we follow agreed to order
And Orders                 policies: Subcontract actual costs, no profit
                           margin, direct bill to HP weekly and pass along any material acquisition costs not covered in DPI overhead (i.e., inspection time, handling discrepant material, etc.)
                           2. Full DPI risk: Actual costs plus 12% profit margin, billed separately as material is consumed.

                                    Exhibit V
                                Delta Parts, Inc.

                  INVENTION AND NON-DISCLOSURE LETTER AGREEMENT

Delta Parts, Inc.
3625 Cincinnati Avenue
Rocklin, California 95677

In consideration of my employment with Delta Parts, Inc. (the Company"), I hereby agree as follows:

1.       Definitions.   As used in this letter agreement -
         1.1 Confidential Information means all information (whether or not patentable and whether or not copyrightable) owned, possessed, or used by the Company including, but without limitation thereto, any Invention (as defined below), formula, vendor information, customer information, non-public financial information, apparatus, equipment, trade secret, research report, technical data, know-how, computer program, software, software documentation, hardware design, technology, or business plan that is communicated to, learned of, developed, or otherwise acquired by me in the course of my employment with the Company and that is not generally known to the public. Without limiting the generality of the foregoing, Confidential Information shall expressly include, but not be limited to -

         1.1.1 All Hewlett Packard Company ("HP") information marked "proprietary" and/or "confidential"; 1.1.2 All information acquired through access to any HP computer system or database; and
              1.1.3 All information received by the Company or me from HP's Hardware Recycling Organization for processing of HP equipment.

         1.2 Employment Period means the period during which I am employed by the Company.

         1.3 Invention means any invention, discovery, computer program, software, data technology, design, innovation or improvement (whether or not patentable and whether or not copyrightable) that is related to the Business of the Company (as defined below) and that is made, conceived, reduced to practice, created, written, designed or developed by me alone or jointly with others, whether during normal working hours or otherwise, either (a) during the Employment Period, or (b) following the expiration of the Employment Period if resulting or directly derived from the Company's Confidential Information.

         1.4 Business of the Company means any research. development, application or other activity related to, or in the field of, the repair of technology products, the sale and exchange of replacement parts for such products, the disassembly of such products, and the refurbishment of such products.

2.       Inventions, Patents, Copyrights etc.
         2.1 I will promptly disclose to the Company all Inventions and will maintain a laboratory and research notebook or equivalent record in order to document the conception and/or first actual reduction, to practice of any Invention.

         2.2  Each Invention shall be the property of the Company.

         2.3 I hereby assign to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names. and any other industrial and intellectual property rights and applications therefor, in the United States and elsewhere, and I hereby appoint any officer of the Company as my duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.

         2.4 Upon request of the Company and at the Company s expense, I shall execute such further assignments documents and other instruments as may be necessary or desirable in order to fully and completely assign all Inventions to the Company and to assist the Company in applying for and obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

3.       Confidential Information
         3.1 I agree that I will not during the employment period or at any time thereafter, disclose, communicate or divulge to another, or use for my own benefit or for the benefit of another, any confidential Information or Invention.

         3.2 My obligations under this Paragraph 3 will not apply to any information that (a) is or becomes known to the general public under circumstances involving no breach by me or others of the terms of this Paragraph 3; (b) is generally disclosed to third parties by the Company without restriction on such third parties; or (c) that is approved for release by written authorization of the Board of Directors of the Company.

         3.3 Upon termination of my employment with the Company or at any other time upon request by the Company, I will promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company in my possession or control. However, I shall not be required to deliver to the Company my personal copies of reference or educational materials that are not Confidential Information and materials distributed generally to Customers or other persons outside the Company that are not Confidential Information.

         3.4 I represent that my employment with the Company and my performance under this letter agreement do not and will not breach any agreement which obligates me to keep in confidence any trade secrets of confidential or proprietary information of mine or of any other party, or obligates me to refrain from competing, directly or indirectly, with the business of any other person or organization I further represent that I shall not disclose to the Company any trade secrets or confidential or proprietary information of mine or of any other person or organization.

         3.5. I agree to submit to the Company any proposed publication that contains any discussion relating to the Company or any work performed by me during the course of my employment with the Company related to the Business of the Company, and I will not proceed with such publication without the prior written consent of the Company.

         3.6 During the Employment Period, I will not emerge in any activity that is in conflict with the interests of the Company, including any employment, business or other activity that is competitive with the Business of the Company, and I will not assist any other person or organization which competes or intends to compete with the Company.

4. Covenant Not to Solicit. For a period of one (1) year after my employment with the Company terminates, in order to permit the Company to protect Confidential Information, I shall not directly or indirectly recruit or otherwise solicit or induce any employees of the Company or of any of its subsidiaries to terminate their employment with, or otherwise cease their relationships with, the Company or any of its subsidiaries.

5.       General Provisions

         5.1 This letter agreement shall be binding upon and inure to my benefit and the benefit of the Company and our respective heirs, executors, administrators, legal representatives, successors and assigns.

         5.2 In case any provision of this letter agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision, and this letter agreement shall be construed as if such invalid or unenforceable provision had not been included herein.

         5.3 Any waiver or accommodation by the Company at any time shall not act as or be deemed to be a continuing waiver or accommodation and shall not require the Company to provide any future or later waiver or accommodation.

         5.4 I acknowledge and agree that a breach by me of the provisions of this letter agreement will cause the Company irreparable injury and damage. I therefore expressly agree that the Company shall be entitled to injunctive and/or other equitable relief in any court of competent jurisdiction to prevent or otherwise restrain a breach of this letter agreement.

         5.5 This letter agreement may be amended only by a written document executed by me and the Company.

         Very truly yours,

         /s/ Rick Oliveira
         --------------------------------   Date_______________________________

Accepted and Agreed as of the date set forth above:

         Delta Parts, Inc.

         By: /s/ Mike Cibulka
             ----------------------------